Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan and Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan of our report dated September 18, 2008, with respect to the combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC as of December 31, 2006 and for the two years in the period then ended included in the Registration Statement (Form S-1 No. 333-162543) of Cellu Tissue Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 27, 2010